Exhibit 99.2

FoxWayne Enterprises Acquisition Corp. Announces Closing of $57,500,000 Initial Public Offering Including Full Exercise of the Underwriters’ Over-Allotment Option

New York, NY, January 22, 2021 (PR NEWSWIRE) – FoxWayne Enterprises Acquisition Corp. (“FoxWayne” or the “Company”) announced today that has closed its initial public offering of 5,750,000 units at $10.00 per unit, which included the full exercise of the underwriters’ over-allotment option. The units are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “FOXWU”. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “FOXW,” and “FOXWW,” respectively.

FoxWayne is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on the biotechnology and/or telemedicine sector of the healthcare industry or the technology industry in North America. The Company is led by Chairman and Chief Executive Officer, Robb Knie.

Kingswood Capital Markets, division of Benchmark Investments, Inc. acted as the sole book running manager for the offering. Sheppard, Mullin, Richter, & Hampton LLP served as counsel to the Company and Ellenoff Grossman & Schole LLP served as counsel to the underwriters in this offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Kingswood Capital Markets, division of Benchmark Investments, Inc., Attn: Syndicate Department, 17 Battery Place, Suite 625, New York, New York 10004, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@kingswoodcm.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Investor Relations

917-284-8938

investors@foxwayne.com